Exhibit 10(b)

THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 2001)

Mayer, Brown & Platt

Chicago

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

12.11		Appointment of Successor Committee Members	32
SECTION	13	Amendment and Termination	34
13.1		Amendment	34
13.2		Termination	34
13.3		Merger and Consolidation of the Plan, Transfer of Plan Assets	34
13.4		Distribution on Termination and Partial Termination	34
Supplement A--Top-Heavy Status	A-1
Appendix A--Definitions	Appendix A-1

THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 2001)

SECTION 1

General

        1.1      History, Purpose and Effective Date. Effective as of September 28, 1958, Ethan Allen Inc. (the “Company”), established the Profit Sharing and Stock Bonus Plan of Ethan Allen Inc. (the “Profit Sharing Plan”) so that it, and each Related Company (as defined in subsection 1.2) which, with the consent of the company, adopted the Profit Sharing Plan could assist their eligible employees in providing for their future security. The Profit Sharing Plan was amended from time to time and was first renamed the Profit Sharing Plan of Ethan Allen Inc. and then the Retirement Program of Ethan Allen Inc. effective as of, respectively, February 26, 1983 and July 1, 1989. Effective June 29, 1989, the Company established a second plan, the Ethan , A11en 401(k) Employee Savings Plan (the”401(k) Plan”). The Profit Sharing Plan and the 401(k) were merged effective as of July 1, 1994 and, effective as of January 1, 1999, the merged plan was renamed “The Ethan Allen Retirement Savings Plan” (the “Plan”). The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2001, the “Effective Date” of the Plan as set forth herein. The Plan is intended to qualify as a profit sharing plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

        1.2      Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code. The Company and each Related Company, which, with the Company’s consent, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”.

        1.3      Trust Agreements, Plan Administration. All contributions made under the Plan will continue to be held, managed and controlled by one or more trustees (the “Trustee”) acting under one or more Trusts which form a part of the Plan. The terms of the Trust as in effect on the Effective Date are set forth in one or more Trust Agreements. The authority to control and manage the operation and administration of the Plan is vested in a Committee as described in subsection 12.1. The members of the Committee shall be “named fiduciaries”, as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to their authority under the Plan. Except as otherwise expressly provided in the Plan, the Committee shall be the Administrator of the Plan and shall have the rights, duties and obligations of an “administrator” as that term is defined in section3(16)(A) of ERISA and of a “plan administrator” as that term is defined in section 414(g) of the Code.

        1.4      Plan Year. The term "Plan Year" means the calendar year.

        1.5      Accounting Dates. The term "Accounting Date" means each business day.

        1.6      Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Connecticut to the extent that such laws are not preempted by the laws of the United States of America.

        1.7      Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

        1.8      Notices. Any notice or document required to be tiled with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

        1.9      Form and Time of Elections. Unless otherwise specified herein, each election permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times and in such form as the Committee shall require.

        1.10      Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

        1.11      Action by Employers. Any action required or permitted to be taken by any Employer which is a corporation shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by the Board of Directors or such committee.

        1.12      No Reversion to Employers. No part of the corpus or income of the Trust shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants’ and other persons entitled to benefits under the Plan, except as specifically provided in the applicable Trust Agreement.

        1.13      Plan Supplements. The provisions of the Plan as applied to any Employer or any group of employees of any Employer may, with the consent of the Company, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

        1.4      Defined Terms. Terms used frequently with the same meaning are indicated by initial capital letters, and are defined throughout the Plan. Appendix A contains an alphabetical listing of such terms and the subsections in which they are defined.

SECTION 2

Participation in Plan

        2.1      Eligibility for Participation. Subject to the conditions and limitations of the Plan, each individual who was a Participant in the Plan immediately prior to January 1, 2001 will continue to be a Participant in the Plan on and after that date and effective January 1, 2001 each employee of an Employer who was not a Participant in the Plan immediately prior to such date will become a “Participant” in the Plan on such date or on the first day of any subsequent April, July, October or January coincident with or next following the three-month anniversary of his date of hire (an “Entry Date”) if he then meets the following requirements:

(a)	he has completed at least three months of Service (as defined in Section 3) since his date of hire; and

(b)	he is not a member of a collective bargaining unit as to which retirement benefits have been the subject of good faith bargaining unless the Plan has been extended to the collective bargaining unit under a currently effective collective bargaining agreement; and

(c)	he is not a nonresident alien and he receives earned income (within the meaning of section 91l(d)(2) of the Code) from an Employer which constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code).

Notwithstanding the foregoing provisions of this subsection:

(1)	if an individual is reemployed by an Employer on or after the first day of the calendar quarter coincident with or next following the date on which he first meets the requirements of paragraph (a) next above, he shall become a Participant in the Plan immediately upon meeting the requirements of paragraphs (b) and (c) next above; and

(2)	any person who otherwise satisfies the foregoing requirements of this subsection 2.1 (other than the requirements of paragraph (a) next above) and who, as of the date of the Company’s acquisition of the facility at Dublin, Virginia in October, 2000, was employed at such facility, shall be eligible to become a Participant in the Plan as of the Entry Date occurring on January 1, 2001 without regard to the provisions of paragraph (a) next above.

Except as otherwise specifically provided in Section 2.4, no benefits shall be provided or service credited under the Plan on a retroactive basis to any person who has performed services for an Employer or Related Company as an independent contractor or as a Leased Employee, even if such person subsequently becomes a common law employee of an Employer or Related Company (or is deemed by a government agency, court or other third party to have been a common law employee of an Employer or Related Company).

        2.2      Inactive Participation. Once an eligible employee becomes a Participant in the Plan, he will remain a Participant for all purposes under the Plan, except the contribution provisions of Sections 4 and 5 and the withdrawal and loan provisions of Section 10; as long as he continues to have an Account balance under the Plan.

        2.3      Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer nor any light or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

        2.4      Leased Employees. If a person satisfies the requirements of section 414(n) of the Code and applicable Treasury regulations for treatment as a “Leased Employee”, such Leased Employee shall not be eligible to participate in this Plan or in any other plan maintained by an Employer or a Related Company which is qualified under section 401(a) of the Code, but, to the extent required by section 414(n) of the Code and applicable Treasury regulations, such person shall be treated as if the services performed by him in such capacity were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited:

(a)	for any period during which fewer than 20% of the workforce of the Employers and the Related Companies that is not highly compensated (as defined in section 414(q) of the Code) consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code; or

(b)	for any other period unless the Leased Employee provides satisfactory evidence to the Employer or Related Company that he meets all of the conditions of this subsection 2.4 and applicable law required for treatment as a Leased Employee.

        2.5      Compliance with Veterans’ Laws. Notwithstanding any other provision of this Plan to the contrary, for reemployments occurring on or after December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

SECTION 3

Service

        3.1      Service. The term “Service” means, with respect to any employee or Participant, the number of full months elapsed since the first date for which he was paid, or entitled to payment, for the performance of duties for an Employer or a Related Company, subject to the following:

(a)	If an employee’s or Participant’s employment with the Employer and the Related Companies terminates and he incurs a One Year Break in Service (as defined below), he shall not be credited with Service for the period between the date his employment terminates and the date, if any, of his reemployment by an Employer or a Related Company.

(b)	The service of each employee of an Employer who performed services for a prior authorized Ethan Allen Dealer shall be taken into account with respect to the employee for purposes of the Plan, up to a maximum of three months of Service.

        3.2      One Year Break in Service. Except with respect to an individual whose absence from employment constitutes a Maternity or Paternity Absence (as defused below), the term “One Year Break in Service” means the l2-consecutive-month period commencing on an employee’s Termination Date (as defined in subsection 9.2) if he is not paid or entitled to payment for the performance of duties for the Company or a Related Company during that period. With respect to an individual whose absence from employment constitutes a Maternity or Paternity Absence, the term “One Year Break in Service” means the 12-consecutive-month period commencing on the second anniversary of the date such individual’s Maternity or Paternity Absence began if he is not paid or entitled to payment for the performance of duties for the Company or a Related Company during that period. The term “Maternity or Paternity Absence” means an employee’s absence from work on account of the pregnancy of such individual, the birth of a child of such individual, the placement of a child with such individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such individual immediately following such birth or placement. The Committee may require the employee to furnish such information as it considers necessary to establish that such individual’s absence was a Maternity or Paternity Absence.

SECTION 4

Before-Tax, After-Tax and Rollover Contributions

        4.1      Before-Tax Contributions. Subject to the limitations set forth in Section 8, a Participant may elect to have his Eligible Compensation (as defined in subsection 4.6) reduced by one to 100 percent (20 percent for periods prior to January 1, 2002), in whole percent increments, and a corresponding amount contributed on his behalf by his Employer as a “Before-Tax Contribution” to the Plan; provided, however, certain Participants that are so designated by the Committee shall be deemed to have elected to make a Before-Tax Contribution, beginning on the Participant’s Entry Date, in an amount equal to two percent of the Participant’s Eligible Compensation until the Participant elects to change such deemed election in accordance with subsection 4.4 of the Plan. Notwithstanding the foregoing, a Participant granted a withdrawal on account of Financial Hardship (as defined in subsection 10.2) may be ineligible to elect Before-Tax Contributions for a period of time, as determined by the Committee under reasonable rules and regulations, from one to four calendar quarters beginning with the calendar quarter in which the Financial Hardship withdrawal is made.

        4.2      After-Tax Contributions. Subject to the limitations set forth in Section 8, for any Plan Year, a Participant may elect to make “After-Tax Contributions” to the Plan through payroll deduction in an amount that is not less than one percent and not more than 25 percent (in whole percent increments) of his Eligible Compensation; provided, however, that a Participant’s combined Before-Tax and After-Tax Contributions may not exceed 25 percent of his Eligible Compensation for the year.

        4.3      Payment of Before-Tax and After-Tax Contributions. Before-Tax and After-Tax contributions shall be paid to the Trustee by an Employer on the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets, but, on and after February 3, 1997, no later than the 15th business day of the month following the month such amounts would otherwise have been payable to the Participant or such other date permitted by law.

        4.4      Variation, Discontinuance and Resumption of Before-Tax or After-Tax Contributions. Subject to such rules as the Committee may establish, a Participant may elect to change his Before-Tax or After-Tax Contribution rate (but not retroactively) or to resume such contributions within the limits specified in subsections 4.1 and 4.2 as of the first day of any month. A Participant may elect to discontinue either or both such contributions as of the first day of any month by giving the Committee written notice. Such cessation shall become effective with the pay period coincident with or next following the date specified in such notice.

        4.5      Rollover Contributions. A Participant or employee who meets the requirements of subsection 2.1 of the Plan, other than paragraph (a) thereof, may, in accordance with procedures approved by the Committee, make a Rollover Contribution (as defined below) to the trustee of the Plan. The term “Rollover Contribution” means:

(a)	a cash contribution to the Plan by the Participant of amounts distributed from a qualified plan described in section 401(a) of the Code (or distributed from an individual retirement account and constituting a “rollover contribution” as described in section 408(d)(3) of the Code) and made within 60 days of receipt if such amount; or

(b)	a cash payment made to the Plan by another qualified plan described in section 401(a) of the Code as a direct rollover (as contemplated by section 401(a)(31) of the Code) on behalf of and at the direction of the Participant, provided such distributed or directly rolled over amounts are permitted to be rolled over to a qualified plan under the applicable provisions of the Code as then in effect. In addition, a plan qualified under section 401(a) of the Code and holding amounts for the benefit of a Participant or an employee may, with such individual’s consent and the consent of the Committee, transfer such amounts to the Plan, but only if such amounts are not subject to the provisions of section 401(a)(11) or 411(d)(6) of the Code. If an employer who is not otherwise a Participant makes a rollover contribution to the Plan or has amounts transferred to the Plan on his behalf, he shall be treated as a Participant only with respect to the amounts so contributed or transferred until he has met the requirements for Plan participation set forth in subsection 2.1.

        4.6      Eligible Compensation. For purposes of the Plan, a Participant’s “Eligible Compensation” shall mean his basic salary plus overtime and bonuses for the portion of the Plan Year during which he is eligible to participate in the Plan, determined prior to any election to reduce his Eligible Compensation as described in subsection 4.1 or under a plan defined in section 125 of the Code, provided that a Participant’s Eligible Compensation shall not exceed the maximum level permitted for a Plan Year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration required under applicable Treasury regulations on account of a short Plan Year.

SECTION 5

Employer Contributions

        5.1      Company Profit Sharing Contributions. Subject to the conditions and limitations of Section 8, the Company shall make a “Company Profit Sharing Contribution” for a Plan Year in the amount, if any, determined by the Company in its sole discretion. Any such contribution shall be allocated to Participants Accounts (as defined in subsection 7.1) in accordance with the provisions of subsection 7.3. Each other Employer shall make a Company Profit Sharing Contribution for the same Plan Year on behalf of each Participant entitled to an allocation in accordance with subsection 7.3 in an amount that equals the same percentage of Eligible Compensation as the contribution made by the Company.

        5.2      Company Match Contributions. Subject to the conditions and limitations of Section 8, each Employer shall make a “Company Match Contribution” for a Plan Year in the amount, if any, determined by the Company in its sole discretion, on behalf of each Participant employed by such Employer who makes Before-Tax Contributions in such year; provided, however, in no event shall the Company Match Contribution exceed 100 percent of such Participant’s Before-Tax Contributions (or such other percentage as determined by the Company) up to a maximum Company Match Contribution of $1,000 per Participant (or such other amount as determined by the Company) per Plan Year.

        5.3      Limitations on Amount of Employer Contributions. In no event shall the sum of the Company Profit Sharing Contribution and the Company Match Contribution made by an Employer for any Plan Year exceed the limitations imposed by section 404 of the Code on the maximum amount deductible on account thereof by that Employer for that year.

        5.4      Payment of Employer Contributions. Each Employer’s Company Profit Sharing and Company Match Contributions under the Plan for any Plan Year shall be paid to the Trustee, without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof.

SECTION 6

Investment Elections

        6.1      Investment of Contributions. Each Participant may elect to have the Before-Tax, After-Tax, Rollover, Company Match and Company Profit Sharing Contributions made on that Member’s behalf (other than Company Profit Sharing Contributions made or invested in Restricted Company Stock (as defined in subsection 6.5)) invested, in whole percent increments, in any one or more of the investment funds which are from time to time selected by the Committee and made available to Participants for investment of their Accounts, including a “Company Stock Fund” which shall be invested solely in the common stock of the Company’s parent, Ethan Allen Interiors, Inc. (“Company Stock”) and a “Loan Fund” which shall consist only of promissory notes evidencing loans made to Participants in accordance with the provisions of subsection 10.3, provided, however, the Before-Tax Contribution of Participants who are deemed to have elected Before-Tax Contributions under subsection 4.1 of the Plan will be invested in a fund designated by the Committee until the Participant elects otherwise in accordance with subsection 6.3 of the Plan.

        6.2      Investment Transfers. Each Participant may elect as of any Accounting Date, according to rules established by the Committee, to have the assets in a particular investment fund transferred, in whole percent increments, to any one or more other investment fund or funds in a manner such that the Participant determines the ultimate percentage of assets to be held by each investment fund.

        6.3      Investment Elections. Each Participant may make the elections described in subsection 6.1 or 6.2 by filing an election form with the Committee upon becoming a Participant. Such elections may be changed to be effective each Accounting Date according to rules established by the Committee; provided, that a Participant’s investment elections shall apply with respect to both investment of future contributions and the Participant’s current Accounts. During any period in which no election has been made, contributions credited to a Participant shall be invested in the investment funds as determined by the Committee.

        6.4      Transfer of Assets. The Committee shall direct the Trustee to transfer monies or other property from the appropriate investment fund to the other investment fund as may be necessary to carry out the aggregate transfer transactions after the Committee has caused the necessary entries to be made in the Participants’ Accounts in the investment funds and has reconciled offsetting transfer elections, in accordance with uniform rules therefor established by the Committee.

        6.5      Restricted Company Stock. A portion of Participants’ Company Profit Sharing Contributions Accounts shall be invested by the Trustee in Company Stock (“Restricted Company Stock”). Participants shall not be entitled to make investment elections with respect to the Restricted Company Stock in their Accounts.

SECTION 7

Plan Accounting

        7.1      Participants' Accounts. The Committee shall maintain (or cause to be maintained) the following "Accounts" in the name of each Participant:

(a)	a “Before-Tax Contributions Account”, which shall reflect Before-Tax Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(b)	an “After-Tax Contributions Account”, which shall reflect After-Tax Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(c)	a “Company Match Contributions Account”, which shall reflect Company Match Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(d)	a “Company Profit Sharing Contributions Account”, which shall reflect Company Profit Sharing Contributions, if any, allocated to him in accordance with subsection 7.3, and the income, losses, appreciation and depreciation attributable thereto;

(e)	a “Rollover Contributions Account”, which shall reflect Rollover Contributions, if any, made by him and the income, losses, appreciation and depreciation attributable thereto;

The Accounts provided for in this subsection shall be for accounting purposes only, and there shall be no segregation of assets within the investment funds among the separate Accounts. Reference to the “balance” in a Participant’s Accounts means the aggregate of the balances in the subaccounts maintained in the investment funds attributable to the Accounts.

        7.2      Adjustment of Accounts. As of each Accounting Date occurring prior to or coincident with his Distribution Date (as described in subsection 11.1), a Participant’s Accounts shall be adjusted in the following manner and order:

(a)	first, there shall be charged to the proper subaccount for each Account of each Participant under each of the investment funds all payments, withdrawals, distributions and loans made since the last preceding Accounting Date that have not been charged previously;

(b)	next, the balances of the subaccounts of all such Participants under each of the investment funds, other than the Loan Fund, shall be adjusted upward or downward, pro rata, according to the balances so that the total of the balances equals the then Fair Market Value (as defined below) of such investment fund:

(c)	next, there shall be allocated and credited to each Participant’s Loan Fund subaccounts any loan made to such Participant and any interest which has accrued thereon since the last preceding Accounting Date in accordance with paragraph 10.3(b);

(d)	next, there shall be charged to each Participant’s Loan Fund subaccounts and credited to the Participant’s subaccounts under the other investment funds in accordance with paragraph 10.3(e) any payments of principal and interest received by the Trustee since the last preceding Accounting Date;

(e)	finally, there shall be allocated and credited to each Participant’s appropriate Account the contributions, if any, that are to be allocated and credited as of that date in accordance with the provisions of subsection 7.3.

The “Fair Market Value” of an investment fund (other than the Loan Fund) as at any date means the then net worth of that investment fund, as determined by the Trustee and, to the extent held under that fund, exclusive of:

(A)	Company Profit Sharing and Company Match Contributions, if any, received by the Trustee for the period elapsed since the close of the last preceding Plan Year;

(B)	Before-Tax, After-Tax and Rollover Contributions, if any, received by the Trustee for the period elapsed since the last preceding Accounting Date; and

(C)	any payments of interest and repayments of principal with respect to any loans under subsection 10.3 received by the Trustee since the last preceding Accounting Date.

        7.3      Allocation and Crediting of Contributions. Subject to the provisions of Section 8, contributions shall be allocated among and credited to the Accounts of Participants as follows:

(a)	Before-Tax, After-Tax and Rollover Contributions made by or on behalf of a Participant for any calendar quarter shall be credited to that Participant’s appropriate Accounts as soon as administratively possible following the day such contributions are received by the Trustee; and

(b)	As of the last day of each Plan Year, the Company Profit Sharing Contributions of an Employer for that Plan Year shall be allocated among and credited to the appropriate Accounts of Participants who were employed by the Employer on the last working day of that year (including Participants who were on an authorized leave of absence or layoff on that day), pro rata, according to the Eligible Compensation paid to them by the Employer during that Plan Year; and

(c)	As of the last day of each Plan Year, the Company Match Contributions of an Employer for that Plan Year shall be allocated among and credited to the appropriate Accounts of Participants who were employed by the Employer on the last working day of that year (including Participants who were on an authorized leave of absence or layoff on that day) and Participants who terminated employment with all the Employers and Related Companies during that year before the last working day because of death or Disability (as defined below). Notwithstanding the foregoing, Participants who terminated employment by reason of the Company’s closing the location at which the Participants worked shall be credited with Company Match Contributions of their Employer for the Plan Year in which their termination of employment occurred as of the date of such termination of employment.

“Disability” means a Participant’s inability to work because of disease or accidental bodily injury, as determined in a uniform and nondiscriminatory manner by the Committee after requiring any medical examinations by a physician or reviewing any medical evidence which the Committee considers necessary, and results in the termination of the Participant’s employment. For purposes of this Section 7, Company Profit Sharing and Company Match Contributions for any Plan Year shall be considered to have been made on the last day of that year, regardless of when paid to the Trustee.

        7.4      Statement of Accounts. As soon as practicable after the last day of each calendar quarter the Committee shall provide each Participant with a statement of the balance in his Accounts as of that day.

SECTION 8

Limitations on Compensation, Contributions and Allocations

        8.1      Reduction of Contribution Rates. To conform the operation of the Plan to sections 401(a)(4), 401(k)(3), 401(m)(2), 402(g) and 415(c) of the Code, the Committee may unilaterally modify or revoke any Before-Tax or After-Tax Contribution election made by a Participant pursuant to subsections 4.1 or 4.2 or may reduce (to zero, if necessary) the level of Company Match Contributions to be made pursuant to subsection 5.2 on behalf of highly compensated Participants.

        8.2      Compensation for Limitation/Testing Purposes. The term "Compensation" for purposes of this Section 8 shall mean:

(a)	the Participant’s wages, salaries, commissions, bonuses and other amounts received during the Plan Year from any Employer or Related Company or Section 415 Affiliate (defined below) for personal services actually rendered, including taxable fringe benefits, nonqualified stock options taxable in the year of grant, amounts taxable under a section 83(b) election and nondeductible moving expenses, but excluding distributions from any deferred compensation plan (qualified or nonqualified), amounts realized from the exercise of (or disposition of stock acquired under) any nonqualified stock option or other benefits given special tax treatment; plus

(b)	any elective contributions made on the Participant’s behalf for the Plan Year to a plan sponsored by an Employer or a Related Company that are excludable from gross income in accordance with sections 125 or 402 of the Code, plus

(c)	for Plan Years beginning on and after January 1, 2001, any elective amounts that are not includible in the gross income of the Participant by reason of section 132(f)(4) of the Code,

up to a maximum limit of $l50,000 or such other amount as may be permitted for any Plan Year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration of such amount required under applicable Treasury regulations on account of a short Plan Year. The term “Section 415 Affiliate” means any entity that would be a Related Company if the ownership test of sections 414(b) and (c) of the Code were “more than 50%” rather than “at least 80%".

        8.3      Limitations on Annual Addition. Notwithstanding any other provisions of the Plan to the contrary, a Participant’s Annual Addition (as defined below) for any Plan Year shall not exceed an amount equal to the lesser of:

(a)	$30,000 (indexed for cost-of-living adjustments under section 415(d) of the Code); or

(b)	25 percent of the Participant Compensation’s for that Plan Year (determined without regard to (i) the limitation under Section 401(a)(l7) of the Code and (ii)

for Plan Years beginning prior to January 1, 1998, paragraph (b) of subsection 8.2), calculated as if each Section 415 Affiliate were a Related Company,

reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or a Related Company or Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction shall be pro rata. The term “Annual Addition” means, with respect to any Participant for any Plan Year the sum of all contributions allocated to the Participant’s Accounts under the Plan for such year, excluding rollover contributions and Before-Tax Contributions that are distributed as excess deferrals. The term Annual Addition shall also include employer contributions allocated for a Plan Year to any individual medical account (as defined in section 415(1) of the Code) of a Participant under a defined benefit plan and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in section 419(A)(d)(2) of the Code) which is maintained by a Related Company or a Section 415 Affiliate.

        8.4      Excess Annual Addition. If, as a result of a reasonable error in estimating a Participant’s Compensation, a reasonable error in determining the amount of elective deferrals (as defined in section 402(g)(3) of the Code) or as a result of such other circumstances as the Commissioner of Internal Revenue may determine, a Participant’s Annual Additions for a Plan Year would exceed the limitations set forth in subsection 8.3:

(a)	The amount of the Participant’s After-Tax Contributions which may not be credited to the Participant’s accounts because of the foregoing provisions of this Section 8, together with earnings thereon, will be returned to the Participant as soon as practicable. Contributions which are to be returned pursuant to this paragraph (a) shall be returned in the following order: (i) After-Tax Contributions for which no Company Match Contributions were made, and (ii) After-Tax Contributions for which Company Match Contributions were made and any Company Match Contributions related thereto.

(b)	The amount of Before-Tax Contributions made on behalf of a Participant which may not be credited to the Participant’s Accounts because of the foregoing provisions of this Section 8, together with earnings thereon, will be returned to the Participant as soon as practicable. Contributions which are to be returned pursuant to this paragraph (b) shall be returned in the following order: (i) Before-Tax Contributions for which no Company Match Contributions were made, and (ii) Before-Tax Contributions for which Company Match Contributions were made and any Company Match Contributions related thereto.

(c)	The amount of any Company Match Contributions and Company Profit Sharing Contributions that may not be credited to Participants’ Accounts for any Plan Year because of the foregoing provisions of this Section 8 will be treated in accordance with Treas. Reg. § 1.415-6(b)(6)(ii).

Amounts returned to a participant or credited to a suspense account in accordance with this subsection 8.4 shall not be considered an Annual Addition for purposes of the Plan.

        8.5      Before-Tax Contributions Dollar Limitation. In no event shall the Before-Tax Contributions for a Participant under the Plan (together with elective deferrals under any other cash-or-deferred arrangement maintained by an Employer or a Related Company) for any taxable year exceed the dollar amount permitted under section 402(g) of the Code. If during any taxable year a Participant is also a participant in another cash or deferred arrangement not sponsored by an Employer or a Related Company and if his elective deferrals under such other arrangement together with his Before-Tax Contributions exceed the maximum amount permitted for the Participant for that year under section 402(g) of the Code, the Participant, not later than March 1 following the close of such taxable year, may request the Committee to direct the Trustee to distribute all or a portion of such excess deferrals to him, with the income allocable thereto, determined in accordance with applicable regulations. Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion, taking into account any Before-Tax Contributions previously distributed to the Participant pursuant to the foregoing provisions of this Section to conform to the limitations of section 401(k) of the Code. If the Committee is so notified, such excess amount shall be distributed to the Participant no later than April 15 following the close of the Participant’s taxable year. If the applicable limitation for a Plan Year happens to be exceeded with respect to this Plan alone, or this Plan and another plan or plans of the Employers and Related Companies, the Committee shall direct such excess Before-Tax Contributions (with allocable gains or losses) to be distributed to the Participant as soon as practicable after the Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the error (but not later than the April 15 following the close of the Participant’s taxable year). The dollar amount of any distribution due pursuant to this subsection 8.5 shall reduced by the dollar amount of any Before-Tax Contributions which are previously distributed to the same Participant pursuant to subsection 8.6; provided, however, that for purposes of subsections 8.3 and 8.7, the correction under this subsection 8.5 shall be deemed to have occurred before the correction under subsection 8.6. Notwithstanding any other provision of the Plan, if any Before-Tax Contributions are returned to a Participant pursuant to this subsection 8.5, the amount of any Company Match Contributions attributable to such returned contributions (and any earnings thereon) shall also be returned to the Participant.

        8.6      401(k) Tests. In the event Before-Tax Contributions and, to the extent deemed necessary, Company Match Contributions for any Plan Year do not initially satisfy one of the tests referred to in section 401(k)(3) of the Code, the Committee shall direct the Trustee to distribute to the group of eligible highly compensated employees (as defined below) to whose Accounts excess Before-Tax Contributions were allocated for such year the amount of each such Participant’s excess Before-Tax Contributions, determined by reducing the amount of Before-Tax Contributions made on behalf of the highly compensated employees in order of the dollar amount of such contributions, with any gains or losses allocable thereto for the Plan Year, no later than the last day of the following Plan Year. The gain or loss allocable to such excess contributions shall be determined in accordance with any reasonable method adopted by the Committee for that Plan Year that complies with applicable regulations. The amounts to be distributed to any Participant to comply with the limitations of section 401(k) shall be reduced by the amount of any Before-Tax Contributions previously distributed to him for such Plan Year to comply with the limitations of section 402(g) of the Code. Notwithstanding any other provision of the Plan, if any Before-Tax Contributions are returned to Participant pursuant to this subsection 8.6, the amount of any Company Match Contributions attributable to such returned contributions (and any earnings thereon) shall also be returned to the Participant. Consistent with and subject to the provisions of section 414(q) of the Code, the term “highly compensated employee” for any Plan Year shall include any active employee of an Employer or a Related Company who:

(a)	at any time during that Plan Year or the preceding Plan Year was a 5 percent owner of an Employer or a Related Company; or

(b)	received Compensation for the preceding Plan Year in excess of $80,000 (indexed for cost-of-living adjustments under section 415(d)of the Code) and was in the top-paid group of employees for such year.

An employee is considered to be in the “top-paid group” of employees for any year if such employee is in the group consisting of the top 20 percent of the active employees of all of the Employers and Related Companies when ranked on the basis of Compensation paid during such year. A former employee (that is, any employee who separated from service or was deemed to have separated prior to the year in question and who performs no services for the Employer and Related Companies during the year) shall be “highly compensated” if he was a highly compensated active employee for either the separation year or any Plan Year ending on or after his 55th birthday.

        8.7      Limitation on Company Match and After-Tax Contributions. In the event Company Match Contributions not considered in the testing under section 401(k)(3)of the Code (described in subsection 8.6) and After-Tax Contributions for any Plan Year do not initially satisfy one of the tests referred to in section 401(m)(2) of the Code, the Committee shall direct the Trustee to distribute to the group of highly compensated employees to whose Accounts excess Company Match Contributions and After-Tax Contributions were allocated for such year the amount of such excess aggregate contributions, determined by reducing the amount of such contributions made on behalf of highly compensated participants in order of the dollar amount of such contributions, and any gains or losses attributable thereto, no later than the last day of the following Plan Year. The gain or loss allocable to such excess aggregate contributions shall be determined in accordance with any reasonable method adopted by the Committee for that Plan Year that complies with applicable regulations.

        8.8      Treatment of Contributions Which Exceed the Alternative Limitation. If the amount of Before-Tax Contributions and Company Match Contributions considered for that purpose exceeds the alternative limitation of section 401(k) of the Code and the amount of Company Match Contributions not considered in the testing under section 401(k)(3)of the Code and After-Tax Contributions for any Plan year exceeds the alternative limitations 40l(m) of the Code, the amount of such excess aggregate contributions and any income allocable to such contributions, shall be returned to affected Participants no later than the last day of the following Plan Year.

SECTION 9

Vesting and Termination Dates

        9.1      Determination of Vested Interest. A Participant who is employed by an Employer on or after July 1, 1996 shall at all times he fully vested and have a nonforfeitable interest in all of his Accounts.

        9.2      Termination Date. A Participant’s “Termination Date” shall be the date on which his employment with the Employers and the Related Companies terminates for any reason. Notwithstanding the foregoing, a Participant may not commence distribution of his Before-Tax Contributions Account even though his employment with the Employers and Related Companies has terminated unless or until he also has a “separation from service” within the meaning of section 401(k)(2)(B) of the Code or the distribution is otherwise permitted under section 401(k) of the Code. Notwithstanding the foregoing, in the case of an employee or Participant who ceases to perform duties for the Employers and Related Companies on account of layoff, leave of absence or Disability (as defined below), his Termination Date with respect to his vested Company Profit Sharing Contributions Account, the amount of which shall be determined as of June 30, 1994 (but not greater than the amount of such account as of such Termination Date), shall be the earlier of the date on which the employee’s or Participant’s employment with the Employers and Related Companies terminates or the first anniversary of the date on which the employee or Participant ceases to perform services for the Employers and Related Companies. For purposes of this subsection 9.2, a Participant shall be considered to have a “Disability” if he is unable to perform the job for which he was hired by his Employer or Related Company.

SECTION 10

Loans and Withdrawals of Contributions While Employed

        10.1      Withdrawals During Employment. Subject to such rules as the Committee may adopt with respect to the number, timing and amount of withdrawals, a Participant whose Termination Date has not yet occurred may elect to withdraw all or part of his interest in the investment funds (other than the Loan Fund), as provided and in the order set forth below:

(a)	up to 100% of the Participant’s After-Tax Contributions Account;

(b)	up to l00% of the Participant’s Rollover Contributions Account;

(c)	up to 100% of the Participant’s Company Match Contributions Account but only if the withdrawal is after the Participant’s attainment of age 59-l/2 or is because of a Financial Hardship (as defined in subsection 10.2);

(d)	up to 100% of the Participant’s Before-Tax Contributions Account but only if the withdrawal is after the Participant’s attainment of age 59-l/2, or up to 100% of the Participant’s Before-Tax Contributions and earnings credited thereon before January 1, 1989 but only if the withdrawal is because of a Financial Hardship; and

(e)	up to 100% of the Participant’s Company Profit Sharing Contributions Account but only if the withdrawal is after the Participant’s attainment of age 59-l/2 or is because of a Financial Hardship.

Each withdrawal shall be made in cash as soon as administratively possible after the relevant Accounting Date.

        10.2      Financial Hardship. A withdrawal will not be considered to be made on account of "Financial Hardship" unless the following requirements are met:

(a)	The withdrawal is requested because of an immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents that the withdrawal is made on account of:

(i)	expenses for medical care described in section 213(d) of the Code incurred by the Participant. the Participant’s spouse or any dependent of the Participant (as defined in section 152 of the Code) or necessary for such persons to obtain such medical care;

(ii)	the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)	payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or the Participant’s spouse, children or dependents:

(iv)	the need to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(v)	such other reasons of general applicability as may be allowable under regulations, rulings or notices issued to the Internal Revenue Service; and

(vi)	any other event with respect, to a Participant if the Participant demonstrates to the Committee that such event constitutes an immediate, heavy and unforeseeable financial need of the Participant.

(b)	The withdrawal must also be necessary to satisfy the heavy and financial need of the Participant. It will be considered necessary if the Committee determines that the amount of the withdrawal does not exceed the amount required to relieve the financial need (taking into account any applicable income or penalty taxes resulting from the withdrawal) and if the need cannot be satisfied from other resources that are reasonably available to the Participant. In making this determination, the Committee may reasonably rely on the Participant’s written representation that the need cannot be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(iii)	by cessation of employee contributions to this Plan (or any other plan of the Employer permitting deferral of compensation);

(iv)	by borrowing from commercial sources at reasonable commercial rates;

(v)	by a loan pursuant to subsection 10.3

(c)	The withdrawal must be made pursuant to a written request to the Committee, which request shall include any representation required by this subsection and adequate proof thereof, as determined by the Committee in its sole discretion.

        10.3      Loans. Each Participant who is an employee or who otherwise is required to be given the opportunity to borrow under applicable regulations may request a loan from that Participant’s Account, and the Committee in its sole discretion may direct the Trustee to make a cash loan to such Participant. The terms of such loan shall be determined in the sole discretion of that Committee, subject to the following conditions:

(a)	The term of such loan shall not exceed the earlier of:

(i)	five years, or

(ii)	except in the case of a Participant who is a “party in interest” with respect to the Plan (as defined in section 3(14)of ERISA), such Participant’s Termination Date.

Such five-year limit shall not apply to any portion of such loan used to acquire any dwelling unit which within a reasonable period of time is to be used as the principal residence of such Participant. To the extent that such loan is unpaid at the time a distribution of such Participant’s Account becomes payable, such unpaid amount shall he deducted from the amount otherwise payable from that Participant’s Account.

(b) Such loan shall bear a reasonable rate of interest.

(c) Only one loan may be outstanding at a time, and the amount of such loan shall not exceed the lesser of:

(i) $50,000, reduced by the excess, if any, of:

(A)	the highest outstanding balance of all loans to the Participant from the Plan during the one-year period ending on the day immediately before the date on which the loan is made, over

(B)	the outstanding balance of loans from the Plan to the Participant on the date on which such loan is made; or

(ii)	one-half of the Participant’s Accounts at the time of such loan.

(d)	Such loan shall be evidenced by a promissory note which shall constitute a legally binding agreement and shall specify the amount and date of the loan and the repayment schedule. Any loans shall be charged against the Participant’s Account and subaccounts in the order prescribed by the Committee.

(e)	Payments of principal and interest shall be made by approximately equal payments no less frequently than quarterly on a basis that would permit such loan to be amortized over its term. A prepayment of the entire outstanding principal and interest may be made without penalty. The Committee may require that such loan payments be made by payroll deductions. During any period when payroll deduction is not possible or is not permitted under applicable law, repayment may be made by certified check or money order. Notwithstanding the foregoing, a Participant’s repayment obligation may be suspended for any period he is laid off or on an approved leave of absence, up to a maximum of twelve months.

(f)	If such Participant defaults in the making of any payments on such loan when due and such default continues, or in the event of such Participant’s bankruptcy, impending bankruptcy, insolvency or impending insolvency, such loan shall be deemed to be in default, and the entire balance with accrued interest shall become due and payable. The Trustee may pursue collection of the debt by any means generally available to a creditor where promissory note is in default, or, if the entire amount due is not paid by such Participant following the default, the Trustee may apply the balance in that Participant’s Account in satisfaction of the unpaid principal and accrued interest, but only to the extent the vested portion of such Participant’s Account is then distributable. The provisions of this subsection shall be applied in accordance with applicable state and federal law.

(g)	appropriate disclosure shall be made pursuant to the Truth in Lending Act to the extent applicable.

(h)	Amounts of principal and interest received on a loan shall be credited to such Participant’s Account and the outstanding loan balance shall be considered an investment of the assets of such account. Payment of principal and interest shall be credited to the subaccount in the Participant’s Account from which the loan originated unless the Committee adopts a rule to the contrary.

(i)	A loan application fee and annual loan administrative fees shall be established by the Committee.

(j)	The minimum amount of any loan shall be $1,000.

(k)	The Committee shall establish uniform procedures for applying for a loan, evaluating loan applications and setting reasonable rates of interest, which shall be communicated to Participants in writing.

(l)	If distribution is to be made to a Beneficiary in accordance with subsection 11.2, any outstanding promissory note of the Participant shall be canceled and the unpaid balance of the loan, together with any accrued interest thereon, shall be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

SECTION 11

Distributions

        11.1      Distributions to Participants After Termination of Employment. If a Termination Date occurs with respect to a Participant (for a reason other than his death), the vested portions of his Account shall be distributed in accordance with the following provisions of this subsection, subject to the rules of subsection 11.3:

(a)	If the value of the vested portion of the Participant’s Account does not exceed $5,000, determined as of the Accounting Date coincident with or next preceding his Termination Date, such vested portion (other than any loan balance distributable in accordance with subsection 10.3) shall be distributed to the Participant as soon as practicable after his Termination Date, in a lump sum payment.

(b)	If the value of the vested portion of the Participant’s Accounts exceeds $5,000, determined as of the Accounting Date coincident with or next preceding his Termination Date, such vested portion (other than any outstanding loan balance distributable in accordance with subsection 10.3) shall be distributed (or shall begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date (as defined in paragraph (c) next below) he elects by one of the following methods chosen by the Participant:

(i)	by payment in a lump sum, or

(ii)	by payment in a series of substantially equal annual or more frequent installments for a period not exceeding 15 years;

provided, however, a Participant may elect a partial distribution of his Accounts at his Termination Date and defer the balance until a later Distribution Date.

(c)	The term “Distribution Date” shall mean the Accounting Date as of which a payment in any form is made pursuant to this Section 10, which date shall be no later than the Accounting Date next following the date of the Participant’s death.

(d)	Distribution may be made before 30 days after the date on which the notice required under Treas. Reg. § 1.41l(a)-1l(c) is given if the Committee clearly informs the Participant of his right to consider whether to elect the distribution for a period of at least 30 days after receiving the notice and the Participant, after receiving the notice, affirmatively elects the distribution.

(e)	If a Participant terminates employment but is reemployed by an Employer or a Related Company before a distribution has been made to the Participant under this subsection, the distribution of the Participant’s Account shall not be made and the Participant’s Account shall continue to be held in the Trust Fund until the Participant again has a Termination Date.

        11.2      Distributions to Beneficiaries. Subject to subsection 11.4, if a Participant dies before the vested portion of his Account has been distributed, such balance (less any outstanding loan balance distributable in accordance with subsection 10.3) shall be distributed as soon as practicable after the Accounting Date coincident with or next following the Participant’s death, to his Beneficiary (as defined in subsection 11.4) in a lump sum payment.

        11.3      Limits on Commencement and Duration Distributions. The following distribution rules shall be applied in accordance with sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of Treas. Reg. §1.401(a)(9)-2, and shall supersede any other provision of the Plan to the contrary:

(a)	Unless a Participant elects otherwise, in no event shall distribution commence later than 60 days after the close of the Plan Year in which the latest of the following events occurs: the Participant’s attainment of age 65; the 10th anniversary of the date on which the Participant began participating in the Plan; or the Participant’s Termination Date.

(b)	The Participant’s vested Account shall be distributed in a lump sum payment no later than his “Required Beginning Date”, that is, April 1 of the calendar year following the later of (i) the calendar year in which the Participant’s Termination Date occurs, or (ii) the calendar year in which he attains age 70-1/2; provided, however, that clause (i) shall not apply to any Participant who is a 5 percent owner of an Employer or a Related Company (as defined in section 416 of the Code).

(c)	If a Participant dies before distribution of his vested interest in the Plan has been made, distribution of such vested interest to his Beneficiary shall be made by December 31 of the calendar year in which the fifth anniversary of the Participant’s death occurs.

(d)	Notwithstanding any other provision herein to the contrary, with respect to distributions under the Plan made on or after June 1, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of section 401(a)(0 of the Code in accordance with the regulations under section 401(a)(9) that were proposed on January 17, 2001. This provision shall continue in effect until the last calendar year beginning before the effective date of the final regulations under section 401(a)(9) or such other date as may be published by the Internal Revenue Service.

        11.4      Beneficiary Designations. The term “Beneficiary” shall mean the Participant’s surviving spouse. However, if the Participant is not married, or if the Participant is married and (i) his spouse consents to the designation of a person other than the spouse, (ii) he is legally separated or he has been abandoned within the meaning (of local law) and he has a court order to such effect, or (iii) it is established to the satisfaction of the Committee that the spouse cannot be located, the term “Beneficiary” shall mean such person or persons as the Participant designates to receive the vested portion of his Account upon his death. Such designation may be made, revoked or changed (without the consent of any previously-designated Beneficiary except his spouse) only by an instrument signed by the Participant and received by the Committee prior to his death. A spouse’s consent to the designation of a Beneficiary other than the spouse shall be in writing, shall acknowledge the effect of such designation, shall be witnessed by a notary public and shall be effective only with respect to such consenting spouse. In default of such designation, or at any time when there is no surviving spouse and no existing Beneficiary designated by the Participant, his Beneficiary shall be the legal representative of his estate. For purposes of the Plan, “spouse” means the person to whom the Participant is legally married at the relevant time.

        11.5      Facility of Payment. Notwithstanding the provisions of subsections 1l.1 and 11.2, if, in the Committee’s opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payment to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

        11.6      Interests Not Transferable. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except (i) in the case of qualified domestic relations orders that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder, (ii) pursuant to a judgment or settlement order issued after August 5, 1997 (against a Participant convicted of a crime involving the misuse of Plan funds or a civil judgment for breach of fiduciary duty) meeting the requirements of section 401(a)(13)(C) of the Code, (ii) in the case of a tax lien obtained by the Internal Revenue Service, or (iv) in the case of a voluntary revocable assignment to an Employer provided that such assignments do not in the aggregate exceed 10 percent of any benefit payment and further provided that such assignments are not made for the purpose of defraying administrative costs of the Plan. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested Account balance of a Participant awarded to his alternate payee, in a lump sum payment as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time.

        11.7      Form of Payment. All distributions under this Section shall be made in cash unless the Participant elects to have the portion of his Accounts invested in the Company Stock Fund distributed in whole shares of Company Stock.

        11.8      Absence of Guaranty. None of the Committee, the Trustee, or the Employers in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.

        11.9      Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or, in the case of a Participant, if no address is filed with the Committee, then at his last post office address as shown on the Employers records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Committee, the Employers nor the Trustee will be required to search for or locate a Participant or designated Beneficiary.

        11.10      Optional Direct Transfer of Eligible Rollover Distributions. If the distributee of any eligible rollover distribution (as defined in section 402 of the Code or related regulations or notices) under the Plan (a) elects to have such distribution paid directly to an eligible retirement plan (as defined in section 401(a)(3l)(D) of the Code), and (b) specifies the eligible retirement plan to which such distribution is to be paid (in such form and at such time as the Committee may prescribe), then such distribution shall be made in the form of a direct trustee-to-trustee transfer to the eligible retirement plan so specified.

SECTION 12

The Committee

        12.1      Membership and Authority. The Retirement Committee referred to in subsection 1.3 shall consist of at least one member appointed by the Company. Except as otherwise specifically provided in this Section, in controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without meeting and any decision made by the Committee pursuant to this subsection (or any other provision of the Plan granting it such authority) shall be final. Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee decides, in its discretion, that the applicant is entitled to such benefits.

        12.2      Rights, Powers and Duties. The Committee shall have such authority as may be necessary to discharge its responsibilities under the Plan, including the following discretionary powers, rights and duties (in addition to those vested in it elsewhere in the Plan or Trust):

(a)	to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b)	to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;

(c)	to conclusively determine all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions of whatever kind;

(d)	to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)	to direct all payments of benefits under the Plan;

(f)	to perform the functions of a “plan administrator” as defined in section 414(q) of the Code, for purposes of Section 6 and for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with requirements of section 414(p) of the Code and to administer distributions under such qualified orders;

(g)	to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Committee considers necessary or desirable to discharge its duties; and

(h)	to establish a claims procedure in accordance with section 503 of ERISA.

The certificate of a majority of the members of the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

        12.3      Allocation and Delegation of Committee Responsibilities and Powers. In exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation and the acceptance thereof by the Committee member or delegate shall be in writing and may be revoked at any time. Any member or delegate exercising Committee responsibilities and powers under this subsection shall periodically report to the Committee on its exercise thereof and the discharge of such responsibilities.

        12.4      Uniform Rules. In managing the Plan, the Committee shall uniformly apply rules and regulations adopted by it to all persons similarly situated.

        12.5      Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

        12.6      Committee’s Decision Final. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

        12.7      Exercise of Committee’s Duties. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and

(a)	for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

        12.8      Remuneration and Expenses. No remuneration shall be paid from the Plan to any Committee member as such. However, the reasonable expenses (including the fees and expenses of persons employed by it in accordance with paragraph 12.2(g)) of a Committee member incurred in the performance of a Committee function shall be paid from the Trust to the extent not paid by the Employers.

        12.9      Indemnification of the Committee. The Committee and the individual members thereof shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

        12.10      Resignation or Removal of Committee Member. A Committee member may resign at any time by giving ten days’ advance written notice to the Employers, the Trustee and the Chairman or Secretary of the Committee or the Company’s Board of Directors. The Company may remove a Committee member by giving advance written notice to him, the Trustee and the other Committee members.

        12.11      Appointment of Successor Committee Members. The Company’s Board of Directors may fill any vacancy in the membership of the Committee and shall give prompt written notice thereof to the other Committee members, the other Employers and the Trustee. While there is a vacancy in the membership of the Committee, the remaining Committee members shall have the same powers as the full Committee until the vacancy is filled.

SECTION 13

Amendment and Termination

        13.1      Amendment. While the Company expects to continue the Plan, it necessarily reserves the right, subject to the provisions of the Trust Agreement, to amend the Plan from time to time, except that no amendment will reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and the Related Companies on the day of the amendment.

        13.2      Termination. The Plan will terminate as to all of the Employers on any day specified by the Company if advance written notice of the termination is given to the other Employers. Employees of any Employer shall cease active participation in the Plan (and, to the extent applicable, will be treated as inactive Participants in accordance with subsection 2.2) on the first to occur of the following:

(a)	the date on which that Employer, by appropriate action communicated in writing to the Company, ceases to be a contributing Employer to the Plan;

(b)	the date that Employer is judicially declared bankrupt or insolvent; or

(c)	the dissolution, merger, consolidation or reorganization of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of subsection 13.3, with the consent of the Company, in any such event, arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.

        13.3      Merger and Consolidation of the Plan, Transfer of Plan Assets. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provision shall be made so that each affected Participant in the Plan on the date thereof (if the Plan, as applied to that Participant, then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan, as applied to him, had then terminated.

        13.4      Distribution on Termination and Partial Termination. Upon termination or partial termination of the Plan, all benefits under the Plan shall continue to be paid in accordance with Section 11 as such section may be amended from time to time.

SUPPLEMENT A
TO
THE ETHAN ALLEN PROFIT SHARING
AND 401(k) RETIREMENT PLAN

(Top-Heavy Status)

Application	A-l. This Supplement A to The Ethan Allen Profit Sharing and 401(k) Plan (the "Plan") shall be applicable on and after the date on which the Plan becomes Top-Heavy (as described in subsection A-4).

Definitions	A-2. Unless the contest clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement A.

Affected Participant	A-3. For purposes of this Supplement A, the term "Affected Participant" means each Participant who is employed by an Employer or a Related Company during any Plan Year for which the Plan is Top-Heavy; provided, however, that the term "Affected Participant" shall not include any Participant who is covered by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between his Employer and his collective bargaining representative.

Top-Heavy	A-4. The Plan shall be "Top-Heavy" for any Plan Year if, as of the Determination Date for that year (as described in paragraph (a) next below), the present value of the benefits attributable to Key Employees (as defined in subsection A-5) under all Aggregation Plans (as defined in subsection A-8) exceeds 60% of the present value of all benefits under such plans. The foregoing determination shall be made in accordance with the provisions of section 416 of the Code. Subject to the preceding sentence:

(a)	The Determination Date with respect to any plan for purposes of determining Top-Heavy status for any plan year of that plan shall be the last day of the preceding plan year or, in the case of the first plan year of that plan, the last day of that year. The present value of benefits as of any Determination Date shall be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all Aggregation Plans do not coincide, the Top-Heavy status of the Plan on any Determination Date shall be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other Aggregation Plan determined as of the Determination Date of such other Aggregation Plan which occurs in the same calendar year as the Plan's Determination Date.

(b)	Benefits under any plan as of any Determination Date shall include the amount of any distributions from that plan made during the plan year which includes the Determination Date (including distributions under a terminated plan which, if it had not been terminated, would have been required to be included in an aggregation group) or during any of the preceding four plan years, but shall not include any amounts attributable to employee contributions which are deductible under section 219 of the Code, any amounts attributable to employee-initiated rollovers or transfers made after December 31, 1983 from a plan maintained by an unrelated employer, or, in the case of a defined contribution plan, any amounts attributable to contributions made after the Determination Date unless such contributions are required by section 412 of the Code or are made for the plan's first plan year.

(c)	Benefits attributable to a participant shall include benefits paid or payable to a beneficiary of the participant, but shall not include benefits paid or payable to any participant who has not performed services for an Employer or Related Company during any of the five plan years ending on the applicable Determination Date; provided, however, that if a participant performs no services for five years and then performs services, the benefits attributable to such participant shall be included.

(d)	The accrued benefit of any participant who is a Non-Key Employee with respect to a plan but who was a Key Employee with respect to such plan for any prior plan year shall not be taken into account.

(e)	The accrued benefit of a Non-Key Employee shall be determined under the method which is used for accrual purposes for all plans of the Employer and Related Companies; or, if there is not such a method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under section 411(b)(l)(c) of the Code.

(f)	The present value of benefits under all defined benefit plans shall be determined on the basis of a 5% per annum interest factor and the 1971 Group Annuity Mortality Table.

Key Employee	A-5. The term "Key Employee" shall mean any Employee or deceased Employee (including any beneficiary of such Employee) who is a Key Employee within the meaning ascribed to that term by section 416(i) of the Code. Subject to the preceding sentence, the term Key Employee includes any employee or deceased employee (or beneficiary of such deceased employee) who at any time during the plan year which includes the Determination Date or during the preceding plan years was:

(a)	an officer of any Employer or Related Company with Compensation (as defined in subsection A-6) in excess of 50% of the amount in effect under section 415(b)(1)(A) of the Code for the calendar year in which that year ends; provided, however, that the maximum number of employees who shall be considered Key Employees under this paragraph (a) shall be the lesser of 50 or 10% of the total number of employees of the Employers and Related Companies disregarding excludable employees under section 414(q)(8) of the Code;

(b)	one of the 10 employees owning the largest interests in any Employer or any Related Company (disregarding any ownership interest which is less than l/2 of one percent), excluding any employee for any plan year whose compensation did not exceed the applicable amount in effect under section 415(c)(l)(A) of the Code for the calendar year in which that year ends;

(c)	a 5% owner of any Employer or of any Related Company; or

(d)	a 1% owner of any Employer or any Related Company having Compensation in excess of $150,000.

Compensation	A-6. The term "Compensation" for purposes of this Supplement A generally means, for any year, compensation within the meaning of section 415(c)(3) of the Code for that year, not exceeding $150,000 or such other amount as may be permitted for any year under section 401(a)(17) of the Code; provided, however, that solely for purposes of determining who is a Key Employee, the term "Compensation" means compensation as defined in section 414(q)(7) of the Code.

Non-Key Employee	4-7. The term "Non-Key Employee" means any employee (or beneficiary of a deceased employee) who is not a Key Employee.

Aggregation Plan	A-8. The term "Aggregation Plan" means the Plan and each other retirement plan (including any terminated plan) maintained by an Employer or Related Company which is qualified under section 401(a) of the Code and which:

(a)	during the plan year which includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

(b)	during the plan year which includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code; or

(c)	at the election of the Employer, would meet the requirements of sections 401(a)(4) and 410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

Required Aggregation Plan	A-9. The term "Required Aggregation Plan" means a plan described in either paragraph (a) or (b) of subsection A-8.

Permissive Aggregation Plan	A-10. The term "Permissive Aggregation Plan" Aggregation means a plan described in paragraph (c) of subsection A-8.

Minimum Contribution	A-l 1. For any Plan Year during which the Plan is Top-Heavy, the minimum amount of Employer contributions and forfeitures allocated to the Account of each Affected Participant who is employed by an Employer or Related Company on the last day of that year (whether or not he has completed 1,000 Hours of Service during that year) who is a Non-Key Employee and who is not entitled to a minimum benefit for that year under any defined benefit Aggregation Plan which is top-heavy, nor is entitled to a minimum benefit for that year under any other defined contribution Aggregation Plan maintained by the Employer, shall, when expressed as a percentage of the Affected Participant's Compensation, be equal to the lesser of:

(a)	3%; or

(b)	the percentage at which Employer contributions (including Employer contributions made pursuant to a cash or deferred arrangement) and Forfeitures are allocated to the Accounts of the Key Employees for whom such percentage is greatest.

For purposes of the preceding sentence, compensation earned while a member of a group of employees to which the Plan has not been extended shall be disregarded Paragraph (b) next above shall not be applicable for any Plan Year if the Plan enables a defined benefit plan described in paragraph A-8(a) or A-8(b) to meet the requirements of section 401(a)(4) or 410 of the Code for that year. Employer contributions for any Plan Year during which the Plan is Top-Heavy shall be allocated first to Non-Key Employees until the requirements of this subsection A-l1 have been met and, to the extent necessary to comply with the provisions of this subsection A-11, additional contributions shall be required of the Employers.

APPENDIX A
Definitions

Defined Term	Section
401(k) Plan	1.1
Account	7.1
Accounting Date	1.5
Administrator	1.3
Affected Participant	A-3
After-Tax Contribution	4.2
After-Tax Contributions Account	7.1
Aggregation Plan	A-8
Annual Addition	8.3
Balance	7.1
Before-Tax Contribution	7.1
Before Tax Contributions Account	7.1
Beneficiary	11.4
Distribution Date	11.1
Code	1.1
Committee	1.3
Company	1.1
Company Match Contribution	5.2
Company Match Contributions Account	7.1
Company Profit Sharing Contribution	5.1
Company Profit Sharing Contributions Account	7.1
Company Stock	6.1
Company Stock Fund	6.1
Compensation	8.2, A-6
Disability	7.3
Distribution Date	11.1
Effective Date	1.1
Eligible Compensation	4.6
Employers	1.2
Employer	1.2
Entry Date	2.1
ERISA	1.3
Fair Market Value	7.2
Financial Hardship	10.2
Highly Compensated	8.6
Highly Compensated Employee	8.6
Inactive Participation	2.2
Investment Funds	6.1
Key Employee	A-5
Leased Employee	2.4
Loan Fund	6.1
Maternity or Paternity Absence	3.2
Named Fiduciaries	1.3

Appendix A-1

Non-Key Employee	A-7
One Year Break in Service	3.2
Participant	2.1
Party in Interest	10.3
Permissive Aggregation Plan	A-10
Plan	1.1
Plan Administrator	1.3
Plan Year	1.4
Profit Sharing Plan	1.1
Related Company	1.2
Required Aggregation Plan	A-9
Required Beginning Date	11.3
Restricted Company Stock	6.5
Rollover Contribution	4.5
Rollover Contributions Account	7.1
Section 415 Affiliate	8.2
Separation from Service	9.2
Service	3.1
Spouse	11.4
Top-paid Group	8.6
Termination Date	9.3
The Ethan Allen Retirement Savings Plan	1.1
Top-Heavy	A-4
Trustee	1.3

Appendix A-2